                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                              JULY 24, 2002


INVESTOR RELATIONS CONTACT:                 MEDIA RELATIONS CONTACT:
DIANA MATLEY                                KEVIN BRETT
408-433-4365                                408-433-7150
diana@lsil.com                              kbrett@lsil.com

CC02-110



                   LSI LOGIC REPORTS Q2 2002 FINANCIAL RESULTS

       The LSI Logic 2002 second quarter news release follows this summary


                     SECOND QUARTER NEWS RELEASE HIGHLIGHTS

-  Revenues advanced 6 percent to $438 million, high end of prior guidance.

- Lower per share GAAP* net loss of 17 cents compared to Q1 net loss of 47 cents per share.

- Reduced per share pro forma**net loss to 6 cents compared to First Call consensus pro forma net loss estimate of 9 cents.

-  Positive operating cash flow in the second quarter.

-  Bookings increased 23 percent sequentially.

-  Third quarter revenue expected to increase about 10 percent.

- Anticipated third quarter bottom line improvement to a pro forma net loss of about 2 cents.

 * Generally Accepted Accounting Principles.

** Earnings before acquisition-related amortization and other special items.

             LSI LOGIC EXCEEDS Q2 REVENUE AND EARNINGS EXPECTATIONS;
                          GENERATES POSITIVE CASH FLOW

                 Revenues increase for third sequential quarter;
                  Bookings grow for fourth consecutive quarter


Milpitas, California - LSI Logic Corporation (NYSE: LSI) today reported $438 million in revenues in the second quarter of 2002, a 6 percent sequential increase over the $413 million reported in the first quarter, and a 6 percent decrease from the $465 million reported in the second quarter of 2001.

"Our second quarter results demonstrate that LSI Logic continues to gain momentum as all of our key metrics - revenues, gross margin and the bottom line
- are moving up and to the right," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "Our bookings increased sequentially each quarter for the past four quarters. We achieved positive operating cash flow in the second quarter. We are on target to return to pro forma profitability in the second half of the year.

"The performance of our Storage Systems and Consumer businesses more than compensated for the weakness in the server and telecom sectors. During the quarter, our Storage Systems business produced strong results in both OEM and co-branded product sales. Our Storage Components Group recorded key design wins in the second quarter. Our Consumer business rebounded from first quarter seasonality and was driven by strong video game and DVD markets. In Communications, the enterprise sector continued its recovery and is expected to continue its growth trend."

The 2002-second quarter GAAP net loss was reduced to $62 million or 17 cents a diluted share, a $109 million improvement over the first quarter. The lower 2002-second quarter GAAP net loss represented a $250 million improvement over the 2001-second quarter net loss. Cash and short-term investments grew $41 million sequentially and totaled $1.01 billion at the end of the second quarter.

Pro forma 2002 second quarter net loss was $21 million or 6 cents a diluted share, a $21 million improvement over the pro forma first quarter 2002 net loss. The company reported a pro forma net loss of $21 million or 6 cents a diluted share in the second quarter of 2001.

"LSI Logic continued its progress in executing its financial plan in Q2 and entered the second half of 2002 in a strong position both in terms of cash and short-term investments, and a healthy balance sheet," said Bryon Look, LSI Logic chief financial officer.

                           LSI LOGIC BUSINESS OUTLOOK

LSI Logic expects 2002 Q3 revenues to grow about 10 percent sequentially from the $438 million reported in the second quarter.

The company anticipates reporting a pro forma third quarter loss of about 2 cents a diluted share and gross margin of approximately 39 percent.

The third quarter tax provision is expected to be a charge of approximately $6 million.

Capital spending is expected to be about $25 million in the third quarter and under $100 million for 2002.

Third quarter depreciation is projected to be about $60 million.

The third quarter diluted common share count will be approximately 373 million.

NOTE: The company's financial guidance will be limited to the comments made on today's public conference call and contained in the Business Outlook section of this news release. The company assumes no obligation to update the information contained in this news release.


            LSI LOGIC BUSINESS, TECHNOLOGY AND PRODUCT ANNOUNCEMENTS

- LSI Logic signed an agreement with IBM Corporation calling for LSI Logic to acquire the assets of IBM's Mylex business unit, including its RAID technology, storage products and engineering teams. The cash transaction is anticipated to close in LSI Logic's third quarter ending September 30 and is expected to be accretive to LSI Logic earnings.
   http://www.lsilogic.com/news/corporate_news/cr20020702.html

- LSI Logic announced that its cable modem models featuring its single-chip demodulator received DOCSIS(TM) 1.1 (data over cable service interface specification) and DOCSIS 1.0 certification from CableLabs. The development and certification is a direct result of LSI Logic's system-on-a-chip expertise and its strategic relationship with Correlant, the top OEM supplier of DOCSIS cable modems.
   http://www.lsilogic.com/news/product_news/pr20020620.html

- LSI Logic secured a key storage components design win with IBM, calling for LSI Logic to supply its Ultra320 SCSI controller for IBM's new eServer x235 system. LSI Logic expects its Ultra320 SCSI market share will be above 65 percent as IBM and other OEMs announce products that incorporate LSI Logic's SCSI solution.
   http://www.lsilogic.com/news/product_news/pr20020611.html

- LSI Logic announced the availability of a single-chip standard product, the StreamPack(TM) managed Ethernet switch platform for manufacturers of desktop, enterprise, LAN, WAN and Voice over IP applications. StreamPack is manufactured using the company's 0.18-micron process technology and integrates 24 10/100 ports, two 10/100/1000 Gigabit ports and operates at 1.8 volts.
   http://www.lsilogic.com/news/product_news/pr20020603a.html

- LSI Logic became the first System-on-Chip (SOC) provider to offer the MIPS64(TM) 5Kf(TM) microprocessor core for single-chip customer designs utilizing LSI Logic's high performance Gflx(TM) 0.11-micron (drawn) process technology. The MIPS64 intellectual property core operates at clock speeds up to 333 MHz.
   http://www.lsilogic.com/news/product_news/pr20020502.html

- LSI Logic announced the combination of the company's Ultra320 SCSI technology, the dual-channel LSI53C1030 controller, with Intel's Itanium(R) 2 processor to deliver high-performance storage solutions. LSI Logic's Ultra320 SCSI controllers will be used in several platforms expected to be available later this year.
   http://www.lsilogic.com/news/product_news/pr20020708a.html

- LSI Logic reported that it has delivered 13 million MPEG decoder and QPSK demodulator chips that have been incorporated into 7 million satellite set-top boxes (STBs) shipped during the past year. Industry leaders Canal+ and EchoStar Communications Corporation (DISH Network) design, build and deploy digital satellite STBs that utilize these LSI Logic silicon solutions. http://www.lsilogic.com/news/product_news/pr20020528.html

- LSI Logic introduced its ComCentrix(R) standard product, a single-chip communication I/O solution for advanced networked peripherals. ComCentrix integrates Universal Serial Bus (USB) 2.0 functionality and the USB 2.0 Transceiver Macrocell Interface (UTMI) with a comprehensive set of standard I/Os.
   http://www.lsilogic.com/news/product_news/pr20020610.html

- LSI Logic shipped its first production samples of the industry's first PCI SCSI RAID storage adapters with Ultra320 SCSI support. The company is the leading supplier of host-based RAID to global PC and server markets with nearly two million RAID solutions shipped to OEMs.
   http://www.lsilogic.com/news/product_news/pr20020603b.html

- LSI Logic announced the availability of a transceiver core technology to support next generation broadband transmission and networking ASICs. In a single chip, the Ultra HyperPHY(TM) is a system-level ASIC solution that combines high performance with low power to provide cost advantages for customers who are also addressing a time-to-market need.

   http://www.lsilogic.com/news/product_news/pr20020501a.html

- LSI Logic Storage Systems, Inc. addressed customer concerns about data protection with the addition of replication features to its SANtricity(TM) Storage Manager, a software capability that enables centralized administration consolidation and online management of storage.
   http://www.lsilogic.com/news/product_news/pr20020528b.html

- LSI Logic Storage Systems, Inc. announced that an independent benchmark study by the Storage Performance Council (SPC) confirmed that LSI Logic storage systems demonstrated clear leadership in a price/performance comparison with other storage systems. The study confirmed that customers using LSI Logic storage systems will realize a faster return on storage investments through increased productivity.
   http://www.lsilogic.com/news/product_news/pr20020501d.html

- LSI Logic announced the availability of MegaRAID(R) Serial ATA samples that will enable system builders an easier upgrade to storage devices, point-to-point configuration, hot-plug drive support and improved power management.
   http://www.lsilogic.com/news/product_news/pr20020708b.html

- LSI Logic became the first company to demonstrate over 100,000 I/Os per second performance from a single-chip Ultra320 SCSI controller. Collaborating with industry-leading drive manufacturers, LSI Logic's first-to-market Ultra320 technology enables enterprise customers to have access to faster, more reliable data transfer rates.
   http://www.lsilogic.com/news/product_news/pr20020514.html

- LSI Logic reported that it has shipped one million cable transceivers for DOCSIS(TM) cable modems. In addition, the company introduced a new cable modem product for Voice-over-IP (VoIP) applications building a leadership position in the cable modem market.
   http://www.lsilogic.com/news/product_news/pr20020716.html

LSI LOGIC CONFERENCE CALL INFORMATION

LSI Logic will hold a conference call today at 2 p.m. PDT to discuss 2002-second quarter financial results. The number is 1-785-832-1523. Internet users can access the conference call by visiting www.videonewswire.com/event.asp?id=6179. A replay of the call will be available today at approximately 5 p.m. PDT and will be available for 48 hours. The number is 1-800-945-0830. (International, 1-402-220-0669). The webcast replay will be available until July 31.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This news release and the statements by LSI Logic management include forward-looking statements within the meaning of
Section 27A of the

Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Readers are referred to the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K. Forward-looking statements include projections of growth in the communications, consumer, storage components and storage systems businesses, estimates of revenue growth, earnings, gross margins, gains from investment income, tax rates, capital spending, depreciation and common share count made in this news release. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that may affect the company's actual results include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity, the realization of benefits from the company's strategic relationships, and investments and disruptions in general economic activity due to worsening global business conditions or caused by the effects of terrorist activities and armed conflict. The extent to which the company may not realize the cost savings it expects from the reduction in operating expenses may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.


ABOUT LSI LOGIC

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035, http://www.lsilogic.com.


                                      # # #

Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.  The LSI Logic logo design is a registered trademark of LSI Logic
    Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.

                              LSI LOGIC CORPORATION
            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                 Three Months Ended            Six Months Ended
                                               -----------------------     -----------------------
                                                June 30,      June 30,      June 30,      June 30,
                                                  2002          2001          2002          2001
                                               ---------     ---------     ---------     ---------
Revenues                                       $ 437,768     $ 465,219     $ 850,277     $ 982,418
                                               =========     =========     =========     =========

Costs and expenses:
    Cost of revenues                             269,632       284,759       535,541       595,904
    Research and development                     112,833       127,412       227,176       246,179
    Selling, general and administrative           57,366        77,480       115,546       156,451
                                               ---------     ---------     ---------     ---------
        Total costs and expenses                 439,831       489,651       878,263       998,534
                                               ---------     ---------     ---------     ---------
Loss from operations                              (2,063)      (24,432)      (27,986)      (16,116)

Interest expense                                 (15,486)       (9,864)      (31,320)      (19,804)
Interest income and other, net                     2,621        10,269         6,267        24,550
                                               ---------     ---------     ---------     ---------
Loss before income taxes                         (14,928)      (24,027)      (53,039)      (11,370)
Provision/ (benefit) for income taxes              6,000        (3,164)       10,250            --
                                               ---------     ---------     ---------     ---------
Pro forma net loss                             $ (20,928)    $ (20,863)    $ (63,289)    $ (11,370)
                                               =========     =========     =========     =========

Pro forma loss per share:
    Basic                                      $   (0.06)    $   (0.06)    $   (0.17)    $   (0.03)
                                               =========     =========     =========     =========
    Diluted                                    $   (0.06)    $   (0.06)    $   (0.17)    $   (0.03)
                                               =========     =========     =========     =========

Shares used in computing per share amounts:
    Basic                                        369,672       344,873       368,769       332,728
                                               =========     =========     =========     =========
    Diluted                                      369,672       344,873       368,769       332,728
                                               =========     =========     =========     =========


Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

During the three and six month periods ended June 30, 2002, the special items represented additional excess inventory and related charges, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, and a $22 million tax benefit as a result of changes in the tax laws in the first quarter of 2002.

During the three and six month periods ended June 30, 2001, the special items represented additional excess inventory and related charges, acquired in-process research and development, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, and other special items. The other special items consisted of a write down of certain marketable equity securities during the three months ended June 30, 2001.

For the three and six month periods ended June 30, 2002, the pro forma statements are prepared using the Company's calculated tax expense of $6,000 and $10,250, respectively, when excluding special items. For the three and six month periods ended June 30, 2001, the pro forma statements are prepared using the Company's calculated tax rate of 13.17% and 0%, respectively, when excluding special items.

In computing diluted pro forma loss per share for the three and six month periods ended June 30, 2002 and 2001, common stock equivalents were excluded from the computation of diluted loss per share as a result of their antidilutive effect.

A reconciliation from pro forma net loss to the reported results is presented on the following page.

The format presented above is not intended to be in accordance with Generally Accepted Accounting Principles.

                              LSI LOGIC CORPORATION
            RECONCILIATION OF PRO FORMA NET LOSS TO REPORTED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                        Three Months Ended           Six Months Ended
                                                                      -----------------------     -----------------------
                                                                       June 30,      June 30,      June 30,      June 30,
                                                                         2002          2001          2002          2001
                                                                      ---------     ---------     ---------     ---------
Pro forma net loss                                                    $ (20,928)    $ (20,863)    $ (63,289)    $ (11,370)
                                                                      =========     =========     =========     =========

Special items:
    Additional excess inventory and related charges                      (4,772)     (108,026)      (45,526)     (108,026)
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation            (42,996)      (71,309)      (89,074)     (119,665)
    Acquired in-process research and development                             --       (77,500)           --       (77,500)
    Restructuring of operations and other non-recurring items, net        6,405       (59,839)      (58,655)      (59,839)
    Other special items                                                      --        (6,527)           --        (6,527)
    Tax benefit                                                              --        31,583        22,500        39,198
                                                                      ---------     ---------     ---------     ---------
        Total special items                                             (41,363)     (291,618)     (170,755)     (332,359)
                                                                      ---------     ---------     ---------     ---------
Net loss                                                              $ (62,291)    $(312,481)    $(234,044)    $(343,729)
                                                                      =========     =========     =========     =========

Basic loss per share:
    Pro forma net loss                                                $   (0.06)    $   (0.06)    $   (0.17)    $   (0.03)
    Special items **                                                      (0.11)        (0.85)        (0.46)        (1.00)
                                                                      =========     =========     =========     =========
    Net loss                                                          $   (0.17)    $   (0.91)    $   (0.63)    $   (1.03)
                                                                      =========     =========     =========     =========

Diluted loss per share*:
    Pro forma net loss                                                $   (0.06)    $   (0.06)    $   (0.17)    $   (0.03)
    Special items **                                                      (0.11)        (0.85)        (0.46)        (1.00)
                                                                      =========     =========     =========     =========
    Net loss                                                          $   (0.17)    $   (0.91)    $   (0.63)    $   (1.03)
                                                                      =========     =========     =========     =========

Shares used in computing per share amounts:
    Basic                                                               369,672       344,873       368,769       332,728
                                                                      =========     =========     =========     =========
    Diluted                                                             369,672       344,873       368,769       332,728
                                                                      =========     =========     =========     =========

 * In computing diluted loss per share for the three and six month periods ended June 30, 2002 and 2001, common stock equivalents were excluded from the computation of diluted loss per share as a result of their antidilutive effect.

**  This line item includes rounding adjustments.

                              LSI LOGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                        Three Months Ended             Six Months Ended
                                                                      -----------------------     ---------------------------
                                                                       June 30,      June 30,       June 30,        June 30,
                                                                         2002          2001           2002            2001
                                                                      ---------     ---------     -----------     -----------
Revenues                                                              $ 437,768     $ 465,219     $   850,277     $   982,418
                                                                      =========     =========     ===========     ===========

Costs and expenses:
    Cost of revenues:
           Cost of revenues                                             269,632       284,759         535,541         595,904
           Additional excess inventory and related charges                4,772       108,026          45,526         108,026
    Research and development                                            112,833       127,412         227,176         246,179
    Selling, general and administrative                                  57,366        77,480         115,546         156,451
    Acquired in-process research and development                             --        77,500              --          77,500
    Restructuring of operations and other non-recurring items, net       (6,405)       59,839          58,655          59,839
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation*            42,996        71,309          89,074         119,665
                                                                      ---------     ---------     -----------     -----------
        Total costs and expenses                                        481,194       806,325       1,071,518       1,363,564
                                                                      ---------     ---------     -----------     -----------

Loss from operations                                                    (43,426)     (341,106)       (221,241)       (381,146)
Interest expense                                                        (15,486)       (9,864)        (31,320)        (19,804)
Interest income and other, net                                            2,621         3,742           6,267          18,023
                                                                      ---------     ---------     -----------     -----------
Loss before income taxes                                                (56,291)     (347,228)       (246,294)       (382,927)
Provision/ (benefit) for income taxes                                     6,000       (34,747)        (12,250)        (39,198)
                                                                      ---------     ---------     -----------     -----------
Net loss                                                              $ (62,291)    $(312,481)    $  (234,044)    $  (343,729)
                                                                      =========     =========     ===========     ===========

Loss per share:
    Basic                                                             $   (0.17)    $   (0.91)    $     (0.63)    $     (1.03)
                                                                      =========     =========     ===========     ===========
    Diluted **                                                        $   (0.17)    $   (0.91)    $     (0.63)    $     (1.03)
                                                                      =========     =========     ===========     ===========

Shares used in computing per share amounts:
    Basic                                                               369,672       344,873         368,769         332,728
                                                                      =========     =========     ===========     ===========
    Diluted                                                             369,672       344,873         368,769         332,728
                                                                      =========     =========     ===========     ===========


* The amortization of acquisition related items including intangibles and non-cash deferred stock compensation for the three month period ended June 30, 2002 are comprised of the following items:

         Amortization of intangibles                              $ 19,147
         Amortization of non-cash deferred stock compensation       23,849
                                                                  --------
                                                                  $ 42,996
                                                                  ========

    On January 1, 2002, we adopted Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets". SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. As a result of the adoption of SFAS No. 142, amortization of goodwill and intangibles will be lower by approximately $112 million in 2002 as compared to 2001 and approximately $952 million of goodwill will no longer be amortized. For more information regarding the adoption of SFAS No. 142, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our current report on Form 10-Q for the three month period ended March 31, 2002.

** In computing diluted loss per share for the three and six month periods ended June 30, 2002 and 2001, common stock equivalents were excluded from the computation of diluted loss per share as a result of their antidilutive effect.

                              LSI LOGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN MILLIONS)
                                   (UNAUDITED)


                                                           June 30,      December 31,
                                                             2002            2001
                                                          ----------     ------------
ASSETS

Current assets:
    Cash and short-term investments                       $  1,008.5     $  1,013.3
    Accounts receivable, net                                   244.7          191.7
    Inventories                                                197.8          256.6
    Prepaid expenses and other current assets                  311.3          307.3
                                                          ----------     ----------
        Total current assets                                 1,762.3        1,768.9

Property and equipment, net                                    819.3          944.4
Goodwill and other intangibles                               1,273.0        1,319.8
Other assets                                                   572.8          592.7
                                                          ----------     ----------
        Total assets                                      $  4,427.4     $  4,625.8
                                                          ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current liabilities                                   $    478.7     $    509.7
    Current portion of long-term debt, capital lease
        obligations and short-term borrowings                    0.3            0.3
                                                          ----------     ----------
        Total current liabilities                              479.0          510.0

Long-term debt and capital lease obligations                 1,334.3        1,335.8
Deferred tax and other long-term liabilities                   285.9          294.2
                                                          ----------     ----------
        Total liabilities                                    2,099.2        2,140.0

Minority interest in consolidated subsidiaries                   6.7            5.9
                                                          ----------     ----------

Stockholders' equity:
    Common stock                                             2,939.4        2,909.3
    Deferred stock compensation                                (76.5)        (124.1)
    Accumulated deficit                                       (553.8)        (319.8)
    Accumulated other comprehensive income                      12.4           14.5
                                                          ----------     ----------
        Total stockholders' equity                           2,321.5        2,479.9
                                                          ----------     ----------
        Total liabilities and stockholders' equity        $  4,427.4     $  4,625.8
                                                          ==========     ==========

                              LSI LOGIC CORPORATION
                         SELECTED FINANCIAL INFORMATION
                        (IN MILLIONS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)


                                                                 Three Months Ended
                                                  -------------------------------------------
                                                   June 30,        March 31,         June 30,
                                                     2002            2002              2001
                                                  ---------        ---------        ---------
Semiconductor revenues                            $   354.8        $   352.6        $   413.9
Storage Systems revenues                          $    83.0        $    59.9        $    51.3
Total revenues                                    $   437.8        $   412.5        $   465.2
Percentage change in revenues-qtr./qtr.(a)             6.1%             1.7%           -10.1%
Percentage change in revenues-yr./yr.(b)              -5.9%           -20.2%           -27.8%

Days sales outstanding                                   50               48               58
Days of inventory(d)                                     66               66              112
Current ratio                                           3.7              3.4              3.6
Quick ratio                                             2.6              2.4              2.5

R&D as a percentage of revenues                       25.8%            27.7%            27.4%
SG&A as a percentage of revenues                      13.1%            14.1%            16.7%
Gross margin as a percentage of revenues(d)           38.4%            35.5%            38.8%

Employees(e)                                          5,445            5,632            7,526
Revenues per employee (in thousands)(f)           $   321.6        $   293.0        $   247.3
Diluted shares (in thousands)(g)                    369,672          367,578          344,873

Selected Cash Flow information
Purchase of property and equipment                $     8.8        $     5.1        $    86.0
Depreciation/amortization(c)                      $    62.1        $    64.5        $    83.9
In-process research and development               $      --        $      --        $    77.5
Issuance of common stock for employee stock
   purchase and option programs                   $    25.0        $     1.6        $    32.2


(a)  Represents sequential quarter growth in revenues.

(b) Represents growth in revenues in the quarter presented as compared to the same quarter of the previous year.

(c) Represents depreciation of fixed assets and amortization of software. Excludes amortization of acquisition related intangibles and non-cash deferred stock compensation.

(d)  Based on pro forma cost of revenues.

(e)  Actual number of employees at the end of each period presented.

(f) Revenue per employee is calculated by annualizing revenue for each quarter presented and dividing it by the number of employees.

(g)  Shares used in determining pro forma diluted loss per share.